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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

Hungarian Telephone and Cable Corp.

(Name of Issuer)
Common Stock, par value U.S. $.001 per Shares

(Title of Class of Securities)
4455421030

(CUSIP Number)

Lawrence H. Guffey The Blackstone Group 40 Berkeley Square London W1J 5AL, U.K. +44 20 7451 4000	Richard Wilson Apax Partners Worldwide LLP 15 Portland Place London W1B 1PT, U.K. +44 20 7572 6300	Kurt Björklund Permira Advisers KB Birger Jarlsgatan 12 114 34 Stockholm Sweden +46 8503 122 00

Oliver Haarmann Kohlberg Kravis Roberts & Co. Ltd. 7 Carlton Gardens London SW1Y 5AD, U.K. +44 20 7839 9800	Gustavo Schwed Providence Equity Partners Limited 78 Brook Street London W1K 5EF, U.K. +44 20 7514 8800

Copy To:
Michael Wolfson, Esq.
Simpson Thacher & Bartlett LLP
CityPoint
One Ropemaker Street
London EC2Y 9HU, U.K.
+44 20 7275 6500

(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

January 25, 2006

(Date of Event which Requires Filing of this Statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.    ☐

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Nordic Telephone Company ApS

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Denmark

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its majority ownership of TDC A/S. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Nordic Telephone Company Investment ApS

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Denmark

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO, HC

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its indirect ownership of TDC A/S. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI-A, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI-1, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI GP, L.P. Inc.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) OO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI GP, Co. Ltd

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Partners Europe Managers Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United Kingdom

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone NSS Communications Partners (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Family Communications Partnership (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO, HC

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Capital Partners (Cayman) IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Capital Partners (Cayman) IV-A L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Family Investment Partnership (Cayman) IV-A L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Participation Partnership (Cayman) IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Communications Management Associates (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Management Associates (Cayman) IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone FI Communications Associates (Cayman) Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone LR Associates (Cayman) IV Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Millennium Fund (Overseas), Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Alberta, Canada

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Associates Millennium (Overseas), Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Alberta, Canada

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Millennium Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III L.P. 1

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III L.P. 2

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III GmbH & Co KG

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Federal Republic of Germany

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III Co-Investment Scheme

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) OO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Investments Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Holdings Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III G.P. Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III G.P. L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore Partners V L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore GP V L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Fund (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Partners (Cayman) V Ltd

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship with the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Peter G. Peterson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) IN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Stephen A. Schwarzman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) IN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Paul J. Salem

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) IN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Glenn M. Creamer

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) IN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

*
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jonathan M. Nelson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) IN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II C.V.3

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Netherlands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II C.V.4

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Netherlands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II L.P. 1

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II L.P. 2

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira (Europe) Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II Managers L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II Co-Investment Scheme

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) OO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Schroder Ventures Investments Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR European Fund II, Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Alberta, Canada

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Associates Europe II, Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Alberta, Canada

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Europe II Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Partners (International) Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Alberta, Canada

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR 1996 Overseas Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore Partners IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore GP IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Partners (Cayman) IV Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Operating Partners IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Delaware, U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity GP IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Delaware, U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Partners IV L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Delaware, U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) OO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Syndication Partners (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Syndication Partners (Cayman) GP, Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Angel Syndication Partners (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

CUSIP 445542103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Angel Syndication Partners (Cayman) GP Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK, AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 10,799,782*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 10,799,782*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 69.8%**

14. Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. The number of Shares includes 7,999,789 shares of common stock of the issuer currently beneficially owned by the reporting person, 30,000 shares of Series A Convertible Preferred Stock currently beneficially owned by the reporting person, each share of which is convertible into ten shares of common stock of the issuer at the option of the holder and warrants exercisable within 60 days from the purchase thereof to acquire an aggregate of 2,500,000 shares of common stock of the issuer.

**
The calculation of the foregoing percentage is based on the number of shares of common stock of the issuer outstanding (12,727,938) as set forth in the issuer's Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2005 plus the total number of shares of common stock to be issued upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants.

TABLE OF CONTENTS

ITEM 1.	SECURITY AND ISSUER
ITEM 2.	IDENTITY AND BACKGROUND
ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION
ITEM 4.	PURPOSE OF THE TRANSACTION
ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER
ITEM 6.	CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS WITH RESPECT TO THE SECURITIES OF THE ISSUER
ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS
SIGNATURE
EX-99.1	Joint Filing Agreement, dated January 25, 2006.
EX-99.2
Shareholders Agreement, dated December 9, 2005, incorporated herein by reference to Exhibit 99.2 of the Schedule 13D filed by the Reporting Persons listed on such Schedule 13D, on December 9, 2005 (as amended or supplemented from time to time, the "NTC/TDC Schedule 13D").
EX-99.3
Market Purchase Facility Agreement between Nordic Telephone Company Holding ApS and The Royal Bank of Scotland plc, dated November 30, 2005, incorporated herein by reference to Exhibit 99.3 of the NTC/TDC Schedule 13D.
EX-99.4
Offer Document incorporated herein by reference to Exhibit (a)(1)(A) of the Tender Offer Statement on Schedule TO filed by the Purchaser and the Offerors listed on such Schedule TO, on December 2, 2005 as amended or supplemented from time to time, (the "NTC/TDC Schedule TO").
EX-99.5
Senior Facilities Agreement, between, among others, Nordic Telephone Company Holding ApS, and Barclays Capital, Credit Suisse First Boston International, Deutsche Bank AG, London Branch, J.P. Morgan Plc and The Royal Bank Of Scotland Plc as original lenders, dated November 30, 2005, incorporated herein by reference to Exhibit (b)(1) of the NTC/TDC Schedule TO.
EX-99.6
Bridge Facility Agreement, between, among others, Nordic Telephone Company Holding ApS and Barclays Capital, Credit Suisse First Boston International, Deutsche Bank AG, London Branch, J.P. Morgan Plc and The Royal Bank of Scotland Plc as original lenders, dated November 30, 2005, incorporated herein by reference to Exhibit (b)(2) of the NTC/TDC Schedule TO.
EX-99.7
PIK Facility Agreement, between, among others, Nordic Telephone Company Finance ApS, Deutsche Bank AG, London Branch as PIK Facility Agent, Deutsche Bank AG, London Branch And Credit Suisse First Boston International, as Arrangers and Barclays Capital, the Investment Banking Division of Barclays Plc, Credit Suisse First Boston International, Deutsche Bank AG, London Branch, J.P. Morgan Plc and The Royal Bank of Scotland Plc as managers, underwriters and original lenders, Dated November 30, 2005, incorporated herein by reference to Exhibit (b)(3) of the NTC/TDC Schedule TO.

EX-99.8
Announcement Agreement, between the Issuer, the Purchaser, Apax Partners Worldwide LLP, The Blackstone Group International Limited, Kohlberg Kravis Roberts & Co. L.P., Permira Advisers KB and Providence Equity Partners Limited, Dated November 30, 2005, incorporated herein by reference to Exhibit (d) of the NTC/TDC Schedule TO.
EX-99.9	Senior Facilities Agreement dated November 30, 2005 as amended and restated on January 12, 2006, incorporated herein by reference to Exhibit (b)(4) of the NTC/TDC Schedule TO.
EX-99.10	Bridge Facility Agreement dated November 30, 2005 as amended and restated on January 12, 2006, incorporated herein by reference to Exhibit (b)(5) of the NTC/TDC Schedule TO.
EX-99.11	PIK Facility Agreement dated November 30, 2005 as amended and restated on January 12, 2006, incorporated herein by reference to Exhibit (b)(6) of the NTC/TDC Schedule TO.
EX-99.12
Market Purchase Agreement between Nordic Telephone Company Holding ApS and The Royal Bank of Scotland plc, dated January 11, 2005, incorporated herein by reference to Exhibit 99.9 of the NTC/TDC Schedule 13D.
EX-99.13	Amended and Restated Subscription Agreement, dated January 25, 2006, incorporated herein by reference to Exhibit 99.11 of the NTC/TDC Schedule 13D.
EX-99.14	PIK Facility Agreement, dated January 25, 2006, incorporated herein by reference to Exhibit 99.12.

        Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the Reporting Persons (as defined below) that any such person is the beneficial owner of any of the HTCC Shares (as defined below) referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

Item 1.    Security and Issuer

        This statement on Schedule 13D relates to the common stock, par value U.S. $.001 per share ("HTCC Shares") issued by Hungarian Telephone and Cable Corp. (the "Issuer"), a Delaware corporation, and is being filed pursuant to Rule 13d-1 under the Exchange Act. The principal executive office of the Issuer is located at 1201 Third Avenue, Suite 3400, Seattle, WA 98101-3034.

Item 2.    Identity and Background

        The responses contained in Item 2 of the NTC/TDC Schedule 13D (defined in the Table of Contents above) are hereby incorporated by reference.

Item 3.    Source and Amount of Funds or Other Consideration

        The responses contained in Item 3 of the NTC/TDC Schedule 13D are hereby incorporated by reference. The responses contained in Items 4, 7 and 8 of the NTC/TDC Schedule TO (defined in the Table of Contents above) are hereby incorporated by reference.

Item 4.    Purpose of Transaction

        The responses to Item 3 of this Schedule 13D, and the responses contained in Items 3 and 4 of the NTC/TDC Schedule 13D and Item 6 of the NTC/TDC Schedule TO are hereby incorporated by reference.

        None of the Reporting Persons, at the present time, have any plans or proposals that relate to, or would result in, any of the transactions described in paragraphs (a)-(j) of Item 4 of the Schedule 13D.

Item 5.    Interest in Securities of the Issuer

        (a)-(b) The information contained on the cover pages of this Schedule 13D and the response to Items 3 and 4 of this Schedule 13D are incorporated herein by reference. The responses contained in Item 5 of the NTC/TDC Schedule 13D and Item 8 of the NTC/TDC Schedule TO are hereby incorporated by reference.

        The Purchaser, as a result of the Tender Offer as described in Item 4 of the NTC/TDC Schedule 13D and the NTC/TDC Schedule 13D, beneficially owns 88.2% of TDC's share capital (based on nominal share capital of DKK 991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 98,375,177 shares at DKK 5 per share and including American Depositary Shares each representing one half of one share). According to the Schedule 13D filed by TDC A/S ("TDC") on May 20, 2005, TDC has beneficial ownership of 10,799,782 HTCC Shares, representing 69.8% of that class of securities.

        The Reporting Persons may be deemed to indirectly beneficially own 10,799,782 HTTC Shares. The Purchaser, upon settlement of the tender offer, will have power to direct the voting and disposition of the HTCC Shares held by TDC. Nordic Telephone Company Investment ApS indirectly owns the Purchaser and has indirect power to direct the voting and disposition of the HTCC Shares held by TDC. The Apax Funds, the Blackstone Funds, the KKR Funds, the Permira Funds and the Providence Funds indirectly own Nordic Telephone Company Investment ApS and collectively have indirect power to direct the voting and disposition of the HTCC Shares held by TDC. The Purchaser as a majority shareholder of TDC, and Nordic Telephone Company Investment ApS, as an indirect owner of the Purchaser, may be deemed to beneficially own the HTCC Shares beneficially owned by TDC. The Purchaser and Nordic Telephone Company Investment ApS disclaim beneficial ownership of such HTCC Shares.

        Apax Partners Europe Managers Ltd. is the discretionary investment manager of the Apax Funds and will have indirect power, together with other Reporting Persons, to direct the voting and disposition of the HTCC Shares held by TDC. Apax Europe VI GP, L.P. Inc. and Apax Angel Syndication Partners (Cayman) GP Ltd. are general partners of the Apax Funds and will have indirect power, together with other Reporting Persons, to direct the voting and disposition of the HTCC Shares held by TDC. Apax Europe VI GP, Co. Ltd is the general partner of Apax Europe VI GP, L.P. Inc. and will have indirect power, together with other Reporting Persons, to direct the voting and disposition of the HTCC Shares held by TDC. The Apax Funds, as indirect owners of the Purchaser, Apax Partners Europe Managers Ltd, as discretionary investment manager of the Apax Funds, Apax Europe VI GP, L.P. Inc. and Apax Angel Syndication Partners (Cayman) GP Ltd., as general partners of the Apax Funds and Apax Europe VI GP, Co. Ltd., as general partner of Apax Europe VI GP, L.P. Inc., may be deemed to beneficially own the HTCC Shares beneficially owned by TDC. The Apax Funds, Apax Partners Europe Managers Ltd, Apax Europe VI GP, L.P. Inc., Apax Europe VI GP, Co. Ltd. and Apax Angel Syndication Partners (Cayman) GP Ltd., disclaims beneficial ownership of such HTCC Shares.

        BMA and BCMA are the general partners of the Blackstone Funds and have indirect power, together with other Reporting Persons, to direct the voting and disposition of the HTCC Shares held by TDC. Blackstone LR and Blackstone FI are the general partners of BMA and BCMA, respectively, and will have indirect power, together with other Reporting Persons, to direct the voting and disposition of the HTCC Shares held by TDC. Peter G. Peterson and Stephen A. Schwarzman are the controlling stockholders of Blackstone LR and Blackstone FI and will have indirect power, together with other Reporting Persons, to direct the voting and disposition of the HTCC Shares held by TDC. The Blackstone Funds, as indirect owners of the Purchaser, BMA and BCMA as general partners of the Blackstone Funds, and Peter G. Peterson and Stephen A. Schwarzman, as controlling stockholders of Blackstone LR and Blackstone FI, may be deemed to beneficially own the HTCC Shares beneficially owned by TDC. The Blackstone Funds, BMA, BCMA, Blackstone LR, Blackstone FI, Peter G. Peterson and Stephen A. Schwarzman disclaim beneficial ownership of such HTCC Shares.

        KKR Associates Millennium (Overseas), Limited Partnership, KKR Associates Europe II, Limited Partnership and KKR 1996 Overseas Limited are the general partners of the KKR Funds and will have indirect power, together with other Reporting Persons, to direct the voting and disposition of the HTCC Shares held by TDC. KKR Millennium Limited and KKR Europe II Limited are the general partners of KKR Associates Millennium (Overseas), Limited Partnership and KKR Associates Europe II, Limited Partnership, respectively, and will have indirect power, together with other Reporting Persons, to direct the voting and disposition of the HTCC Shares held by TDC. The KKR Funds, as indirect owners of the Purchaser, KKR Associates Millennium (Overseas), Limited Partnership, KKR Associates Europe II, Limited Partnership and KKR 1996 Overseas Limited as general partners of the KKR Funds, and KKR Millennium Limited and KKR Europe II Limited, as general partners of KKR Associates Millennium (Overseas), Limited Partnership and KKR Associates Europe II, Limited Partnership, respectively, may be deemed to beneficially own the HTCC Shares beneficially owned by TDC. The KKR Funds, KKR Associates Millennium (Overseas), Limited Partnership, KKR Associates Europe II, Limited Partnership, KKR Millennium Limited, and KKR Europe II Limited and KKR 1996 Overseas Limited disclaim beneficial ownership of such HTCC Shares.

        Permira Europe III GP L.P. and Permira Europe II Managers L.P. are both general partners of the Permira Funds and will have indirect power, together with other Reporting Persons, to direct the voting and disposition of the HTCC Shares held by TDC. Permira Europe III GP Limited is the general partner of Permira Europe III GP L.P. and will have indirect power, together with other Reporting Persons, to direct the voting and disposition of the HTCC Shares held by TDC. Permira (Europe) Limited is the general partner of Permira Europe II Managers L.P. and will have indirect power, together with other Reporting Persons, to direct the voting and disposition of the HTCC Shares held by TDC. Permira Holdings Limited is the sole member of Permira Europe III GP Limited and Permira (Europe) Limited and will have indirect power, together with other Reporting Persons, to direct the voting and disposition of the HTCC Shares held by TDC. The Permira Funds, as indirect owners of the Purchaser, Permira Europe III GP L.P. and Permira Europe II Managers L.P., as general partners of the Permira Funds, Permira Europe III GP Limited, as general partner of Permira Europe III GP L.P., Permira (Europe) Limited, as general partner of Permira Europe II Managers L.P. and Permira Holdings Limited, as sole member of Permira Europe III GP Limited and Permira (Europe) Limited may be deemed to beneficially own the HTCC Shares beneficially owned by TDC. The Permira Funds, Permira Europe III GP L.P., Permira Europe III GP Limited, Permira Europe II Managers L.P., Permira (Europe) Limited and Permira Holdings Limited disclaim beneficial ownership of such HTCC Shares.

        Providence Equity Offshore GP V L.P., Providence Equity Offshore GP IV L.P., Providence Equity GP IV L.P. and Providence Syndication Partners (Cayman) GP Ltd. are the general partners of the Providence Funds and will have indirect power, together with other Reporting Persons, to direct the voting and disposition of the HTCC Shares held by TDC. Providence Equity Partners (Cayman) V Ltd., Providence Equity Partners (Cayman) IV Ltd. and Providence Equity Partners IV L.L.C. are the general partners of Providence Equity Offshore GP V L.P., Providence Equity Offshore GP IV L.P. and Providence Equity GP IV L.P., respectively, and will have indirect power, together with other Reporting Persons, to direct the voting and disposition of the HTCC Shares held by TDC. Paul J. Salem, Glenn M. Creamer and Jonathan M. Nelson are the controlling stockholders of Providence Equity Partners (Cayman) V Ltd., Providence Equity Partners (Cayman) IV Ltd. and Providence Equity Partners IV L.L.C. and will have indirect power, together with other Reporting Persons, to direct the voting and disposition of the HTCC Shares held by TDC. The Providence Funds, as indirect owners of the Purchaser, Providence Equity Offshore GP V L.P., Providence Equity Offshore GP IV L.P., Providence Equity GP IV L.P. and Providence Syndication Partners (Cayman) GP Ltd., as general partners of the Providence Funds, Providence Equity Partners (Cayman) V Ltd., Providence Equity Partners (Cayman) IV Ltd. and Providence Equity Partners IV L.L.C., as general partners of Providence Equity Offshore GP V L.P., Providence Equity Offshore GP IV L.P. and Providence Equity GP IV L.P. and Paul J. Salem, Glenn M. Creamer and Jonathan M. Nelson, as controlling stockholders of Providence Equity Partners (Cayman) V Ltd., may be deemed to beneficially own the HTCC Shares beneficially owned by TDC. The Providence Funds, Providence Equity Offshore GP V L.P., Providence Equity Offshore GP IV L.P., Providence Equity GP IV L.P., Providence Equity Partners (Cayman) V Ltd., Providence Equity Partners (Cayman) IV Ltd., Providence Equity Partners IV L.L.C., Providence Syndication Partners (Cayman) GP Ltd., Paul J. Salem, Glenn M. Creamer and Jonathan M. Nelson disclaim beneficial ownership of such HTCC Shares.

        As a result of the foregoing relationships, and as a result of the Shareholders Agreement (as defined in Item 6 of the NTC/TDC Schedule 13D, the Reporting Persons may be deemed to have formed a "group" within the meaning of Section 13(d) of the Exchange Act.

        None of the Reporting Persons and, to the best knowledge of the Reporting Persons, none of the persons listed in Sections 1-11 of Item 2 hereto (as incorporated by reference to Item 2 of the NTC/TDC Schedule 13D), has beneficial ownership of any HTCC Shares, except as described in this Schedule 13D.

        (c)   None of the Reporting Persons and, to the best knowledge of the Reporting Persons, none of the persons listed in Sections 1-11 of Item 2 hereto (as incorporated by reference to Item 2 of the

NTC/TDC Schedule 13D), has engaged in any transaction during the past 60 days in, any HTCC Shares, except as described in this Schedule 13D.

        (d)   Not applicable.

        (e)   Not applicable.

Item 6.    Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

        The response to Item 6 of the NTC/TDC Schedule 13D is hereby incorporated by reference.

        Except as set forth above, there are no contracts, arrangements, understandings or relationship (legal or otherwise) among the Reporting Persons and between such Reporting Persons and any person with respect to any securities of the Issuer, including but not limited to transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies over the securities of the Issuer.

Item 7.    Materials to be Filed as Exhibits

        The following documents are hereby filed as exhibits:

Number	Exhibit
1.	Joint Filing Agreement, dated January 25, 2006.
2.	Shareholders Agreement, dated December 9, 2005 incorporated herein by reference to Exhibit 99.2 of the NTC/TDC Schedule 13D.
3.
Market Purchase Facility Agreement between Nordic Telephone Company Holding ApS and The Royal Bank of Scotland plc, dated November 30, 2005 incorporated herein by reference to Exhibit 99.3 of the NTC/TDC Schedule 13D.
4.	Offer Document incorporated herein by reference to Exhibit (a)(1)(A) of the NTC/TDC Schedule TO.
5.
Senior Facilities Agreement, between, amongst others, Nordic Telephone Company Holding ApS, and Barclays Capital, Credit Suisse First Boston International, Deutsche Bank AG, London Branch, J.P. Morgan plc and The Royal Bank of Scotland plc as original lenders, dated November 30, 2005, incorporated herein by reference to Exhibit (b)(1) of the NTC/TDC Schedule TO.
6.
Bridge Facility Agreement, between, amongst others, Nordic Telephone Company Holding ApS and Barclays Capital, Credit Suisse First Boston International, Deutsche Bank AG, London Branch, J.P. Morgan plc and The Royal Bank of Scotland plc as original lenders, dated November 30, 2005, incorporated herein by reference to Exhibit (b)(2) of the NTC/TDC Schedule TO.
7.
PIK Facility Agreement, between, amongst others, Nordic Telephone Company Finance ApS, Deutsche Bank AG, London Branch as PIK Facility Agent, Deutsche Bank AG, London Branch and Credit Suisse First Boston International, as arrangers and Barclays Capital, the investment banking division of Barclays PLC, Credit Suisse First Boston International, Deutsche Bank AG, London Branch, J.P. Morgan plc and The Royal Bank of Scotland plc as managers, underwriters and original lenders, dated November 30, 2005, incorporated herein by reference to Exhibit (b)(3) of the NTC/TDC Schedule TO.

8.
Announcement Agreement, between the Issuer, the Purchaser, Apax Partners Worldwide LLP, The Blackstone Group International Limited, Kohlberg Kravis Roberts & Co. L.P., Permira Advisers KB and Providence Equity Partners Limited, dated November 30, 2005, incorporated herein by reference to Exhibit (d) of the NTC/TDC Schedule TO.
9.	Senior Facilities Agreement dated November 30, 2005 as amended and restated on January 12, 2006, incorporated herein by reference to Exhibit (b)(4) of the NTC/TDC Schedule TO.
10.	Bridge Facility Agreement dated November 30, 2005 as amended and restated on January 12, 2006, incorporated herein by reference to Exhibit (b)(5) of the NTC/TDC Schedule TO.
11.	PIK Facility Agreement dated November 30, 2005 as amended and restated on January 12, 2006, incorporated herein by reference to Exhibit (b)(6) of the NTC/TDC Schedule TO.
12.
Market Purchase Agreement between Nordic Telephone Company Holding ApS and The Royal Bank of Scotland plc, dated January 11, 2005, incorporated herein by reference to Exhibit 99.9 of the NTC/TDC Schedule 13D.
13.	Amended and Restated Subscription Agreement, dated January 25, 2006, incorporated herein by reference to Exhibit 99.11 of the NTC/TDC Schedule 13D.
14.	PIK Facility Agreement, dated January 25, 2006, incorporated herein by reference to Exhibit 99.12.

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

NORDIC TELEPHONE COMPANY APS
By:	/s/ RICHARD WILSON Richard Wilson Director
By:	/s/ OLIVER HAARMANN Oliver Haarmann Director
By:	/s/ GUSTAVO SCHWED Gustavo Schwed Director
By:	/s/ LAWRENCE H. GUFFEY Lawrence H. Guffey Director
By:	/s/ KURT BJÖRKLUND Kurt Björklund Director
NORDIC TELEPHONE COMPANY INVESTMENT APS
By:	/s/ RICHARD WILSON Richard Wilson Director
By:	/s/ OLIVER HAARMANN Oliver Haarmann Director
By:	/s/ GUSTAVO SCHWED Gustavo Schwed Director
By:	/s/ LAWRENCE H. GUFFEY Lawrence H. Guffey Director
By:	/s/ KURT BJÖRKLUND Kurt Björklund Director

For and on behalf of Apax Partners Europe Managers Ltd. as Manager of Apax Europe VI-A, L.P.

By:	/s/ ADRIAN BEECROFT Adrian Beecroft Authorized Person

For and on behalf of Apax Partners Europe Managers Ltd. as Manager of Apax Europe VI-1 L.P.

By:	/s/ ADRIAN BEECROFT Adrian Beecroft Authorized Person

For and on behalf of Apax Europe VI GP, Co. Ltd. as general partner of Apax Europe VI GP, L.P. Inc.

By:	/s/ DENISE FALLAIZE Denise Fallaize Authorized Person

For and on behalf of Apax Europe VI GP, Co. Ltd.

By:	/s/ DENISE FALLAIZE Denise Fallaize Authorized Person

For and on behalf of Apax Partners Europe Managers Ltd.

By:	/s/ ADRIAN BEECROFT Adrian Beecroft Authorized Person

For and on behalf of
Apax Angel Syndication Partners (Cayman) GP Ltd acting in its capacity as general partner of
Apax Angel Syndication Partners (Cayman) L.P.

By:	/s/ CHRISTINA MCCARTHY Christina Mccarthy Authorized Signatory

Apax Angel Syndication Partners (Cayman) GP Ltd

By:	/s/ CHRISTINA MCCARTHY Christina Mccarthy Authorized Signatory

Blackstone NSS Communications Partners (Cayman) L.P.
By Blackstone Communications Management Associates (Cayman) L.P., its general partner
By Blackstone FI Communications Associates (Cayman) Ltd., its general partner

By:	/s/ ROBERT FRIEDMAN Robert Friedman Authorized Person

Blackstone Family Communications Partnership (Cayman) L.P.
By Blackstone Communications Management Associates (Cayman) L.P., its general partner
By Blackstone FI Communications Associates (Cayman) Ltd., its general partner

By:	/s/ ROBERT FRIEDMAN Robert Friedman Authorized Person

Blackstone Capital Partners (Cayman) IV L.P.
By Blackstone Management Associates (Cayman) IV L.P., its general partner
By Blackstone LR Associates (Cayman) IV Ltd., its general partner

By:	/s/ ROBERT FRIEDMAN Robert Friedman Authorized Person

Blackstone Capital Partners (Cayman) IV-A L.P.
By Blackstone Management Associates (Cayman) IV L.P., its general partner
By Blackstone LR Associates (Cayman) IV Ltd., its general partner

By:	/s/ ROBERT FRIEDMAN Robert Friedman Authorized Person

Blackstone Family Investment Partnership (Cayman) IV-A L.P.
By Blackstone Management Associates (Cayman) IV L.P., its general partner
By Blackstone LR Associates (Cayman) IV Ltd., its general partner

By:	/s/ ROBERT FRIEDMAN Robert Friedman Authorized Person

Blackstone Participation Partnership (Cayman) IV L.P.
By Blackstone Management Associates (Cayman) IV L.P., its general partner
By Blackstone LR Associates (Cayman) IV Ltd., its general partner

By:	/s/ ROBERT FRIEDMAN Robert Friedman Authorized Person

Blackstone Communications Management Associates (Cayman) L.P.
By Blackstone FI Communications Associates (Cayman) Ltd., its general partner

By:	/s/ ROBERT FRIEDMAN Robert Friedman Authorized Person

Blackstone Management Associates (Cayman) IV L.P.
By Blackstone LR Associates (Cayman) IV Ltd., its general partner

By:	/s/ ROBERT FRIEDMAN Robert Friedman Authorized Person

Blackstone FI Communications Associates (Cayman) Ltd.

By:	/s/ ROBERT FRIEDMAN Robert Friedman Authorized Person

Blackstone LR Associates (Cayman) IV Ltd.

By:	/s/ ROBERT FRIEDMAN Robert Friedman Authorized Person

Signed by for and on behalf of
KKR Millennium Fund (Overseas), Limited Partnership
By: KKR Associates Millennium (Overseas), Limited Partnership, its general partner
By: KKR Millennium Limited, its general partner

By:	/s/ PERRY GOLKIN Perry Golkin Authorized Person

Signed by for and on behalf of
KKR Associates Millennium (Overseas), Limited Partnership
By: KKR Millennium Limited, its general partner

By:	/s/ PERRY GOLKIN Perry Golkin Authorized Person

Signed by for and on behalf of

KKR Millennium Limited

By:	/s/ PERRY GOLKIN Perry Golkin Authorized Person

Signed by
for and on behalf of
KKR European Fund II, Limited Partnership
By: KKR Associates Europe II, Limited Partnership, its general partner
By: KKR Europe II Limited, its general partner

By:	/s/ PERRY GOLKIN Perry Golkin Authorized Person

Signed by
for and on behalf of
KKR Associates Europe II, Limited Partnership
By: KKR Europe II Limited, its general partner

By:	/s/ PERRY GOLKIN Perry Golkin Authorized Person

Signed by
for and on behalf of
KKR Europe II Limited

By:	/s/ PERRY GOLKIN Perry Golkin Authorized Person

Signed by
for and on behalf of
KKR Partners (International) Limited Partnership
By: KKR 1996 Overseas Limited

By:	/s/ PERRY GOLKIN Perry Golkin Authorized Person

Signed by
for and on behalf of
KKR 1996 Overseas Limited

By:	/s/ PERRY GOLKIN Perry Golkin Authorized Person

Signed by for and on behalf of Permira Europe III G.P. Limited as general partner of Permira Europe III G.P. L.P. as general partner of Permira Europe III L.P.	) ) ) ) )	/s/ Alistair Boyle Alistair Boyle Alternate Director
Signed by for and on behalf of Permira Europe III G.P. Limited as general partner of Permira Europe III G.P. L.P. as general partner of Permira Europe III L.P.	) ) ) ) )	/s/ Alistair Boyle Alistair Boyle Alternate Director
Signed by for and on behalf of Permira Europe III G.P. Limited as general partner of Permira Europe III G.P. L.P. as managing limited partner of Permira Europe III GmbH & Co. KG	) ) ) ) )	/s/ Alistair Boyle Alistair Boyle Alternate Director
Signed by for and on behalf of Permira Nominees Limited as nominee for Permira Investments Limited	) ) ) )	/s/ Alistair Boyle Alistair Boyle Alternate Director
Signed by for and on behalf of Permira Europe III G.P. Limited as administrator of Permira Europe III Co-investment Scheme	) ) ) )	/s/ Alistair Boyle Alistair Boyle Alternate Director
Signed by for and on behalf of Permira Europe III G.P. Limited as general partner of Permira Europe III G.P. L.P.	) ) ) )	/s/ Alistair Boyle Alistair Boyle Alternate Director
Signed by for and on behalf of Permira Europe III G.P. Limited	) ) )	/s/ Alistair Boyle Alistair Boyle Alternate Director
Signed by for and on behalf of Permira Holdings Limited	) ) )	/s/ Alistair Boyle Alistair Boyle Alternate Director

Signed by for and on behalf of Permira Europe II Managers L.P. as general partner of Permira Europe II L.P. 1, acting by its general partner Permira (Europe) Limited	) ) ) ) ) )	/s/ Alistair Boyle Alistair Boyle Alternate Director
Signed by for and on behalf of Permira Europe II Managers L.P. as general partner of Permira Europe II L.P. 2 acting by its general partner Permira (Europe) Limited	) ) ) ) ) )	/s/ Alistair Boyle Alistair Boyle Alternate Director
Signed by for and on behalf of Permira Europe II Managers L.P. as managing general partner of Permira Europe II C.V. 3 acting by its general partner Permira (Europe) Limited	) ) ) ) ) ) )	/s/ Alistair Boyle Alistair Boyle Alternate Director
Signed by for and on behalf of Permira Europe II Managers L.P. as managing general partner of Permira Europe II C.V. 4 acting by its general partner Permira (Europe) Limited	) ) ) ) ) ) )	/s/ Alistair Boyle Alistair Boyle Alternate Director
Signed by for and on behalf of Permira (Europe) Limited as manager of Permira Europe II Co-investment Scheme	) ) ) )	/s/ Alistair Boyle Alistair Boyle Alternate Director

Signed by for and on behalf of SV (Nominees) Limited as nominee for Schroder Ventures Investments Limited	) ) ) )	/s/ Alistair Boyle Alistair Boyle Alternate Director
Signed by for and on behalf of Permira Europe II Managers L.P. acting by its general partner Permira (Europe) Limited	) ) ) ) )	/s/ Alistair Boyle Alistair Boyle Alternate Director
Signed by for and on behalf of Permira (Europe) Limited Alternate Director	) ) )	/s/ Alistair Boyle Alistair Boyle Alternate Director

PROVIDENCE EQUITY OFFSHORE PARTNERS V L.P.

By: Providence Equity Offshore GP V L.P.,the General Partner
By: Providence Equity Partners (Cayman) V Ltd., its general partner

By:	/s/ PAUL J. SALEM Paul J. Salem Authorized Person

PROVIDENCE EQUITY OFFSHORE GP V L.P.

By: Providence Equity Partners (Cayman) V Ltd., its general partner

By:	/s/ PAUL J. SALEM Paul J. Salem Authorized Person

PROVIDENCE EQUITY PARTNERS (CAYMAN) V LTD.

By:	/s/ PAUL J. SALEM Paul J. Salem Authorized Person

PROVIDENCE EQUITY OFFSHORE PARTNERS IV L.P.
By: Providence Equity Offshore GP IV L.P., the General Partner
By: Providence Equity Partners (Cayman) IV Ltd., its general partner

By:	/s/ PAUL J. SALEM Paul J. Salem Authorized Person

PROVIDENCE EQUITY OFFSHORE GP IV L.P.
By: Providence Equity Partners (Cayman) IV Ltd., its general partner

By:	/s/ PAUL J. SALEM Paul J. Salem Authorized Person

PROVIDENCE EQUITY PARTNERS (CAYMAN) IV LTD.

By:	/s/ PAUL J. SALEM Paul J. Salem Authorized Person

PROVIDENCE EQUITY OPERATING PARTNERS IV L.P.
By: Providence Equity GP IV L.P., the General Partner
By: Providence Equity Partners IV L.L.C., its general partner

By:	/s/ PAUL J. SALEM Paul J. Salem Authorized Signatory

PROVIDENCE EQUITY GP IV L.P.
By: Providence Equity Partners IV L.L.C., its general partner

By:	/s/ PAUL J. SALEM Paul J. Salem Authorized Signatory

PROVIDENCE EQUITY PARTNERS IV L.L.C.

By:	/s/ PAUL J. SALEM Paul J. Salem Authorized Signatory

PROVIDENCE SYNDICATION PARTNERS (CAYMAN) L.P.
By: Providence Syndication Partners (Cayman) GP, Ltd., its general partner

By:	/s/ JONATHAN M. NELSON Jonathan M. Nelson Authorized Signatory

PROVIDENCE SYNDICATION PARTNERS (CAYMAN) GP, LTD.

By:	/s/ JONATHAN M. NELSON Jonathan M. Nelson Authorized Signatory
/s/ PAUL J. SALEM Paul J. Salem Authorized Person
/s/ GLENN M. CREAMER Glenn M. Creamer
/s/ JONATHAN M. NELSON Jonathan M. Nelson
/s/ PETER G. PETERSON Peter G. Peterson
/s/ STEPHEN A. SCHWARZMAN Stephen A. Schwarzman

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